APPENDIX III

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       of
                        COLORADO WYOMING RESERVE COMPANY

                                    ARTICLE I
                                      NAME

     The name of the corporation shall be: Colorado Wyoming Reserve Company.


                                   ARTICLE II
                               PERIOD OF DURATION

     The corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Wyoming unless dissolved according to law.

                                   ARTICLE III
                               PURPOSES AND POWERS

     1. PURPOSES. Except as restricted by the Articles of Incorporation, the corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Wyoming Business Corporation Act.

     2. GENERAL POWERS. Except as restricted by the Articles of Incorporation, the corporation may exercise all powers which a corporation may exercise legally pursuant to the Wyoming Business Corporation Act.







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                                   ARTICLE IV
                                  CAPITAL STOCK

     The aggregate number of shares which this corporation shall have authority to issue is seventy-five million (75,000,000) shares of a par value of one cent ($0.01) each, which shares shall be designated "Common Stock."

     1. DIVIDENDS. Dividends in cash, property or shares of the corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the corporation to the extent and in the manner permitted by law.

     2. DISTRIBUTION IN LIQUIDATION. Upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, pro rata to the holders of the Common Stock.

     3. VOTING RIGHTS; CUMULATIVE VOTING. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation.

     4. DENIAL OF PREEMPTIVE RIGHTS. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

                                    ARTICLE V
                 RIGHT OF DIRECTORS TO CONTRACT WITH CORPORATION

     No contract or other transaction between the corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

     (a) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or






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     (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

     (c) The contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

                                   ARTICLE VI
                              CORPORATE OPPORTUNITY

     The officers, directors and other members of management of this corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation's board of directors as evidenced by resolutions appearing in the corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The board of directors may reject any business opportunity presented to it, and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation through its board of directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director or member of management) from any duties which he may have to this corporation.

                                   ARTICLE VII
                                 INDEMNIFICATION

                              DIRECTORS AND OTHERS

     1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against





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expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     3. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in this article or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     4. Any indemnification under paragraph 1 or 2 of this article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1 or 2. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of





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such action, suit, or proceeding as authorized in paragraph 4 of this article upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this article.

     6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this article.

     8. A unanimous vote of each class of shares entitled to vote shall be required to amend this article.

                                  ARTICLE VIII
                               SHAREHOLDER VOTING

     A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

                                   ARTICLE IX
                        ADOPTION AND AMENDMENT OF BYLAWS

     The initial Bylaws of the corporation shall be adopted by its board of directors. The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors, but the holders of common stock may also alter, amend or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or these Articles of Incorporation.







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